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                                                                   Exhibit 99.1

DATE:  September 1, 1999

Empi, Inc.
599 Cardigan Road
St. Paul, MN  55126
CONTACT:  Patrick Spangler (651) 415-7404

FOR IMMEDIATE RELEASE

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EMPI, INC. ANNOUNCES THE SUCCESSFUL COMPLETION OF THE SALE OF THE COMPANY TO
                               THE CARLYLE GROUP

Empi, Inc. today announced the successful completion of the sale of the company to an affiliate of The Carlyle Group through a cash merger. Under the terms of the merger, an affiliate of The Carlyle Group merged with Empi and the Empi shareholders will receive consideration of $26.50 per share in cash. It is expected that funds will be disbursed to shareholders shortly.

Empi is a leading supplier of electrotherapy, iontophoretic drug delivery, orthotic and incontinence treatment products to orthopedic rehabilitation and incontinence treatment markets it serves.